U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     Winer                         Michael                  Howard
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   (Last)                            (First)              (Middle)

               767 Third Avenue, Fifth Floor
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                                    (Street)

    New York                       New York                 10017
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


          Tejon Ranch Corporation (TRC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

               June 2001

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          06/19/01       P               10,000             26.00                   I         (1)
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Common Stock                          06/19/01       P               10,400             26.00    3,983,035    I         (1)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                     5.                                    7.                         ative     Deriv-   11.
             sion                        Number of                             Title and Amount           Secur-    ative    Nature
             or                          Derivative          6.                of Underlying     8.       ities     Secur-   of
             Exer-             4.        Securities          Date              Securities        Price    Bene-     ity:     In-
             cise     3.       Trans-    Acquired (A)        Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-   action    or Disposed         Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action   Code      of(D)               (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date     (Instr.   (Instr. 3,          ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/  8)        4 and 5)            Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/     ------    ------------        Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)    (D)          cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

    (1) The reporting person, Michael Howard Winer, is an investment officer for M.J. Whitman Advisers, Inc., the corporation that holds these securities. The reporting person himself shall not be deemed the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



/s/  Michael H. Winer                                     July 23, 2001
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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